Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FG Financial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(2)	1,000,000	(23)	$1.77	(3)	$1,773,500	$0.0001102	$195.44
Total Offering Amount							$1,773,500		$195.44
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$195.44

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $0.001 par value per share (the “Common Stock”) of FG Financial Group, Inc. (the “Registrant”), which become issuable under the ESPP (as defined below) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.
(2)	Represents 1,000,000 shares of Common Stock issuable pursuant to the Registrant’s Employee Share Purchase Plan (the “ESPP”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on NASDAQ on June 14, 2023, which was $1.77 per share.